Exhibit 10.37

NAMED EXECUTIVE OFFICER COMPENSATION DETERMINATIONS

2010 Named Executive Officer Compensation Determinations

The following is a description of certain compensation decisions made on January 28, 2010, by the Pepco Holdings, Inc. (“PHI”) Board of Directors or the Compensation/Human Resources Committee (the “Committee”) with respect to the compensation payable to the PHI executive officers identified below, each of whom is an executive officer listed in the Summary Compensation Table included in PHI’s proxy statement for its 2009 Annual Meeting (a “Named Executive Officer”), and with respect to Anthony J. Kamerick, who became Senior Vice President and Chief Financial Officer in June 2009. As to each executive officer listed below, the decisions consisted of (i) the establishment of base salary for 2010, (ii) the establishment of the executive’s 2010 annual bonus opportunity and (iii) the establishment of the executive’s award opportunities for the period 2010-2012 pursuant to the Performance Stock Program and Restricted Stock Program under the Pepco Holdings, Inc. Long-Term Incentive Plan (the “LTIP”).

				2010 Long-Term Incentive Plan Awards (2)
Name	Title	2010 Base Salary	Target 2010 Annual Bonus Opportunity as a Percentage of Base Salary (1)	Performance Stock Program Award Opportunity (# of shares) (3)		Restricted Stock Program Award (# of shares) (4)
Joseph M. Rigby	Chairman, President and Chief Executive Officer	$880,000	100%	Target Maximum	68,516 137,032	34,258
David M. Velazquez	Executive Vice President	$484,000	60%	Target Maximum	18,842 37,684	9,421
Anthony J. Kamerick	Senior Vice President and Chief Financial Officer	$484,000	60%	Target Maximum	18,842 37,684	9,421

(1)	An executive can earn from 0 to 180% of this percentage of his base salary as a cash bonus depending on the extent to which the preestablished performance goals are achieved. See “Executive Incentive Compensation Plan” below for 2010 performance goals.
(2)	The shares of PHI common stock, $.01 par value (“Common Stock”) constituting (i) target award opportunity under the Performance Stock Program and (ii) share award under the Restricted Stock Program in the aggregate had a market value on December 31, 2009 equal to the following percentage of the executive’s 2010 base salary: 200% for Mr. Rigby; 100% for Messrs. Velazquez and Kamerick.
(3)	See “Long-Term Incentive Plan Awards — Performance Stock Program” below for a description of the Performance Stock Program.
(4)	See “Long-Term Incentive Plan Awards — Restricted Stock Program” below for a description of the restricted stock awards.

Executive Incentive Compensation Plan

Each of the executive officers listed in the table above is a participant in the PHI Executive Incentive Compensation Plan. On January 28, 2010, the Committee established as the performance goals to be used for the determination of 2010 cash bonus awards for each of the executive officers. For Messrs. Rigby and Kamerick: (1) earnings relative to the corporate plan, (2) cash flow, (3) electric system reliability, (4) customer satisfaction, (5) diversity and (6) safety. For Mr. Velazquez: (1) Power Delivery earnings relative to plan, (2) capital expenditures, (3) operation and maintenance spending, (4) electric system reliability, (5) customer satisfaction, (6) diversity and (7) safety.

Long-Term Incentive Plan Awards

On January 28, 2010, the Committee established award opportunities pursuant to the Performance Stock Program and made awards of restricted stock under the Restricted Stock Program under the LTIP. Participants in the LTIP are key executives of PHI and its subsidiaries selected by the Chairman of the Board of PHI and approved by the Committee, including each of the executive officers listed in the table above.

Performance Stock Program

The award opportunities established under the Performance Stock Program accounts for two-thirds of each participant’s aggregate 2010 Long-Term Incentive Plan award opportunity. Depending on the extent to which the preestablished performance goal, which is based on PHI’s total shareholder return relative to a group of peer companies over a three-year period beginning in 2010 and ending in 2012, the participant can earn from 0 to 200% of the target award in the form of shares of Common Stock. If during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Compensation/Human Resources Committee, which the Committee expects to have a substantial effect on total shareholder performance during the period, the Committee may revise such measures. The target award opportunity and maximum award opportunity (representing 200% of the target award opportunity) of each listed executive officer are shown in the table above.

Restricted Stock Program

Under the Restricted Stock Program, each listed executive officer has received a grant of shares of restricted stock, which accounts for one-third of the executive’s aggregate 2010 Long-Term Incentive Plan award opportunity. The shares of restricted stock are subject to forfeiture if the employment of the executive terminates before January 28, 2013, except that in the event of death, disability or retirement, the award is prorated to the date of termination. During the vesting period, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares, which dividends the executive will be entitled to retain whether or not the shares vest.